AMENDMENT TO SELLING AGREEMENT REGARDING RULE 22C-2

You have entered into a Selling Agreement (the "Selling Agreement") with FRANKLIN TEMPLETON DISTRIBUTORS, INC. ("Distributors") to distribute shares of certain registered investment companies, and separate series of such companies, for which Distributors serves as the principal underwriter (together the "Funds" and each a "Fund"). Pursuant to Section 18 of the Selling Agreement, Distributors hereby provides notice to you of this Amendment to the Selling Agreement. Your placing of an order for Shares (as defined in Appendix A) of a Fund or acceptance of payment of any kind after your receipt of this notice shall constitute your acceptance of this Amendment, which shall go into effect as of the compliance date for Rule 22c-2 under the Investment Company Act of 1940 (the "1940 Act") established by the Securities and Exchange Commission.

To the extent you are a "financial intermediary" (as that term is defined in Appendix A) with respect to the Funds, you agree as follows:

1.1 AGREEMENT TO PROVIDE INFORMATION. You agree to provide Distributors, upon written request, the taxpayer identification number ("TIN") of any or all Shareholder(s) (as defined in Appendix A) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Fund Shares held through an account maintained by you during the period covered by the request.

   1.1.1 PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. Distributors may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by it for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds.

   1.1.2 FORM AND TIMING OF RESPONSE. You agree to transmit the requested information that is on your books and records to Distributors or its designee promptly, but in any event not later than five (5) business days, after receipt of a request. If the requested information is not on your books and records, you agree to: (i) provide or arrange to provide Distributors or its designee the requested information regarding Shareholders who hold an account with an indirect intermediary; or (ii) prohibit further purchases of Fund Shares by such indirect intermediary on behalf of itself or other persons. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to Distributors should be consistent with the NSCC Standardized Data Reporting Format.

   1.1.3 LIMITATIONS ON USE OF INFORMATION. Distributors agrees not to use the information received for marketing or any other similar purpose without your prior written consent.

1.2 AGREEMENT TO RESTRICT TRADING. You agree to execute written instructions from Distributors or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by Distributors or its designee as having engaged in transactions in Shares (directly or indirectly through an account established by you) that violate policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds.

   1.2.1 FORM OF INSTRUCTIONS. Instructions must include the TIN and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

   1.2.2 TIMING OF RESPONSE. You agree to execute instructions as soon as reasonably practicable, but not later than five (5) business days after your receipt of the instructions.



              AMENDMENT TO SELLING AGREEMENT REGARDING RULE 22C-2

   1.2.3 CONFIRMATION. You must provide written confirmation to Distributors or its designee that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than ten
        (10) business days after the instructions have been executed.

1.3 EXCEPTED FUNDS. This Agreement shall not apply to any "excepted fund" as defined in Appendix A.



FRANKLIN TEMPLETON DISTRIBUTORS, INC.


[GRAPHIC OMITTED][GRAPHIC OMITTED]
By:/S/PETER D. JONES
-------------------------------
      Peter D. Jones, President


Date:May 15, 2006
     ------------




              AMENDMENT TO SELLING AGREEMENT REGARDING RULE 22C-2


                                   APPENDIX A
"Financial Intermediary" means:

      (i) any broker, dealer, bank, or other person that holds securities issued by a Fund, in nominee name;

      (ii) a unit investment trust or fund that invests in a Fund in reliance on section 12(d)(1)(E) of the 1940 Act
      (15 U.S.C. 80a-12(d)(1)(E)); and

      (iii) in the case of a participant-directed employee benefit plan that owns the securities issued by a Fund, a retirement plan's administrator under section 3(16)(A) of the Employee Retirement Income Security Act of 1974 (29 U.S.C. 1002 (16)(A)) or any person that maintains the plan's participant records.

      Notwithstanding the above, "financial intermediary" does not include any person that the Fund treats as an individual investor with respect to the Fund's policies established for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund.

"Excepted Fund" means:

      (i) any Fund that is regulated as a money market fund under Rule 2a-7 under the 1940 Act;

      (ii) any Fund that issues securities that are listed on a national securities exchange; and

      (iii) any Fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the Fund permits short-term trading of its securities and that such trading may result in additional costs for the Fund.

"Shareholder" means:

      (i) a beneficial owner of securities held in nominee name;

      (ii) a participant in a participant-directed employee benefit plan;

      (iii)a holder of interests in a fund or unit investment trust that has invested in a Fund in reliance on section 12(d)(1)(E) of the 1940 Act; and

      (iv) a holder of interests in a variable annuity or variable life insurance contract issued by a financial intermediary and for which one or more Funds serve as underlying investments.

      "Shareholder" does not include a fund investing pursuant to section 12(d)(1)(G) of the 1940 Act, a trust established pursuant to section 529 of the Internal Revenue Code (26 U.S.C. 529), or a holder of an interest in such a trust.

"Shares" means the interests of Fund Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by a financial intermediary.